Exhibit (c)(2)
Discussion with the Special Committee Project Selection May 10, 2010

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Table of Contents I. Background II. Overview of Goal and Assist III. Preliminary Financial Analysis Appendix A. Other Information

Background SECTION I

Situation Overview Background RBC understands that Goal (the “Controlling Shareholder”) is considering making a proposal to acquire all of the common shares (the “Shares”) of Assist (the “Company”) that it does not already own (the “Potential Transaction”) -Goal currently owns 66% of Assist’s outstanding Shares and 4 out of 11 directors of Assist are representatives of Goal -The Board of Assist has formed a committee of independent directors (the “Special Committee”) to supervise the preparation of a formal valuation of the Shares as required in accordance with Multilateral Instrument 61-101 (“MI 61-101”) The Special Committee has retained RBC to (i) prepare a formal valuation of the Shares (the “Valuation”) in accordance with MI 61-101 and RBC’s opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the consideration under the Potential Transaction to the holders of Shares other than Goal (the “Minority Shareholders”) (ii) to assist the Special Committee in discussions with Goal and its advisors with respect to the Potential Transaction, Gowlings is acting as counsel and Torys is acting as counsel to the Company and JP Morgan is advising Goal RBC has completed a significant amount of financial analysis regarding Assist, however -RBC has not reached any conclusions with respect to the Valuation or any of the assumptions expressed herein -RBC continues to process additional information from the Companyand is continuing to refine our analysis

Overview of Goal and Assist SECTION II

Assist Business Overview Assist operates a vertically integrated network of mini-mills, scrap recycling facilities, and downstream fabricating facilities -Second largest mini-mill steel producer and steel recycler in North America with annual capacity of over 12 million tons Offers product mix of merchant steel, rebar, structural shapes, fabricated steel, flat rolled steel, and wire rod Customers include steel service centres, steel fabricators and original equipment manufacturers Map of Operations 19 Strategically Located Mills 24 Scrap Operations 56 Downstream Operations Shipments by Product Type(1) Historical Financial Highlights US$ in millions unless otherwise indicated 2005A 2006A 2007A 2008A 2009A Net sales 3,897.1 4,464.2 5,806.6 8,528.5 4,195.7 Change % 14.6% 30.1% 46.9% -50.8% EBITDA 620.9 751.2 1,048.8 1,509.4 320.3 Margin % 15.9% 16.8% 18.1% 17.7% 7.6% Net Income / (Loss) 295.5 374.6 537.9 (575.5) (164.3) Diluted EPS $0.97 $1.23 $1.65 ($1.36) ($0.37) Change % 26.8% 34.1% (182.4%) (72.8%) Shipments (‘000 tons) 6,287 6,553 7,551 8,320 5,314 EBITDA / Shipped Ton $99 $115 $139 $181 $60 (1) Source: Company filings, excludes shipments made by joint ventures

Goal Business Overview


Canada
United States
Mexico
Dominican Republic
Guatemala
Venezuela
Columbia
Brazil
Peru
Chile
Uruguay
Argentina
Spain
India
53 Steel mills(1)
28 Downstream operations(1)
94 Fabricated reinforcing steel facilities
4 Flat steel service centers
85 Retail facilities
38 Scrap collection and processing facilities
4 Iron ore extraction areas
2 Solid pig iron production facilities
2 Private port terminals
Gerdau headquarters

Business Description

- Goal is a leading producer of long steel in the Americas and one of the largest suppliers of specialty long steel in the world
  - Operations in the Americas, Europe, and Asia with annual capacity of over 20 million metric tons[2] of steel, of which mini-mills represent 75%, with 25% integrated
  - 50% of Brazilian production is integrated
- Produces common long steel, specialty steel, and flat steel for the civil construction, industry, and farming sectors
- Largest recycler in Latin America and, globally, transforms approximately 16 million metric tons of scrap into steel annually
- Goal is 52% owned by the Gerdau Johannpeter family

Historical Financial Statements[3]

US$ in millions unless otherwise indicated

	2005A	2006A	2007A	2008A	2009A
Net sales	9,184.7	12,109.4	17,193.8	18,098.8	15,221.4
Change %		*31.8%*	*42.0%*	*5.3%*	*-15.9%*
EBITDA	2,150.7	2,644.4	3,562.8	4,276.0	2,250.6
Margin %	*23.4%*	*21.8%*	*20.7%*	*23.6%*	*14.8%*
Net Income / (Loss)	1,193.0	1,659.4	1,993.8	1,701.8	643.5
Diluted EPS	$0.90	$1.24	$1.49	$1.22	$0.45
Change %		*37.9%*	*20.3%*	*(18.2%)*	*(63.0%)*
Shipments ('000 tons)	14,176	16,413	18,915	21,151	15,418
EBITDA / Shipped Ton	$152	$161	$188	$202	$146

(1) Includes affiliates and joint ventures
(2) Approximately 22 million short tons
(3) Converted to US$ at average historical rates

7

RBC Capital Markets®

Comparative Market Overview

Assist

(US$ million, unless otherwise stated)	
Market Statistics	
Share Price (US$)	$7.43
52-Week High (US$) (1/14/2010)	$9.66
52-Week Low (US$) (5/14/2009)	$4.89
Basic Shares Outstanding (mm)	433.5
F.D. Shares Oustanding (mm)[1]	435.4
Capitalization	
Equity Market Value[2]	**3,235**
Add: Debt	2,376
Less: Cash & Investments	(621)
Add: Non-Controlling Interests	27
Enterprise Value	**5,017**
Trading Multiples (Analyst Consensus)	
EV / Ton of Capacity	$418
EV / Ton Shipped	$894
EV / EBITDA	
2010E	8.0x
2011E	5.3x
Price / Earnings	
2010E	17.8x
2011E	7.8x

Goal

(US$ million, unless otherwise stated)	
Market Statistics	
Common Share Price (US$)	$14.17
52-Week High (US$) (4/9/2010)	$17.99
52-Week Low (US$) (5/14/2009)	$7.88
Basic Shares Outstanding (mm)	494.9
F.D. Shares Oustanding (mm)[3]	496.6
Preferred Share Price (BRL)	26.10
52-Week High (BRL) (4/9/2010)	31.88
52-Week Low (BRL) (5/14/2009)	16.40
Preferred Share Price (US$)[4]	$14.20
Shares Outstanding (mm)	925.5
Capitalization	
Equity Market Value[2]	**20,180**
Add: Debt[5]	8,324
Less: Cash & Investments[5]	(2,763)
Add: Non-Controlling Interests[5]	2,005
Enterprise Value	**27,746**
Trading Multiples (Analyst Consensus)	
EV / Ton of Capacity	$1,259
EV / Ton Shipped	$1,800
EV / EBITDA	
2010E	8.5x
2011E	6.3x
Price / Earnings	
2010E	13.3x
2011E	8.7x

(1) Based on 2.7mm options outstanding at a weighted average strike price of US$2.06
(2) Based on fully-diluted shares outstanding using the treasury stock method
(3) Based on 2.8mm options outstanding at a weighted average strike price of R10.29
(4) Converted to US$ at 1.8380R/USD (May 7, 2010)
(5) Converted to US$ at 1.7445R/USD (December 31, 2009)

8

RBC Capital Markets®

Key Steel Industry Themes Steel Producers Expressing Cautious Optimism for 2010 Prospects Supply / Demand Balance 2008 and 2009 marked deep trough with shipments from US steel makers decreasing approximately 40% and industry capacity utilization reaching lows of 40%-45% US steel shipments reached the lowest levels since the 1940’s Signs of modest end demand improvement in Q1 2010 driven by the automotive and energy sectors and general improvement in economic conditions in the US Steel demand from construction spending remains weak Capacity rationalization during the downturn combined with improvement in end demand has current industry utilization improving to the 70%-75% range Recent demand improvement driven largely by end customer demand as opposed to re-stocking of inventory levels Limits on credit availability has limited restocking of inventory levels Pricing Environment North American steel prices have been rising since December 2009 due to rising raw material prices and improved demand environment Steel producers have been successful in passing on the recent cost increases to customers with price increases Scrap prices have been rising due to tight global markets and increasing demand for US scrap from countries like China, Turkey, Korea, Taiwan and India View among mini-mill producers that scrap prices will stabilize in mid-2010 Metal spreads for long products have stabilized as manufacturers have implemented price increases but spreads remain at relatively low levels ($350-$400) Inventories at the service center level remain low and re-stocking could put upward pressure on prices Equity Price Performance Gradual recovery in equity prices for steel producers over the last 12 months after bottoming in the fall of 2008 and early 2009 Trading valuation levels are at historical highs as earnings are depressed and estimates need to catch up with investor expectations Expectation of improved profitability for U.S.-based mini-mills given decline in U.S. steel imports, government stimulus spending, low service centre inventories and improvement in end demand for certain sectors (e.g. automotive and energy)

US Steel Consumption 1900 -2009 Source: Company Information, US Geological Survey, U.S. Bureau of Economic Analysis, and AISI

Comparable Company Analysis Mini Mill & Integrated Steel Comps —Summary Metrics EV / 2010E EBITDA EV / 2011E EBITDA EV / LTM Tons Shipped P / 2011E EPS c Source:Bloomberg, Company Filings, Consensus Research Forecasts

Share Price Performance Stock Trading History: January 2007 — Present Source: Company reports, Bloomberg

Relative Share Price Performance Chart January 2007 — Present January 2009 — Present Source: Bloomberg Assist’s share price performance has been towards the low end of its peers since January 2009

Relative Price Performance and Historical Exchange Ratio Share Price Performance — Last 3 Years Share Exchange Ratios — Last 3 Years As at close May 7, 2010 Source: Bloomberg Goal’s share price has significantly outperformed Assist’s over the last 3 years

Historical Multiple for North American Mini Mill Comparables Historical EV / LTM Trading Source: Capital IQ, Company Filings (1) LTM EV/EBITDA multiples considered not meaningful from Q4 2009 to present due to depressed/negative EBITDA From 2004 to September 2009, North American mini mill producers have traded at an average multiple of 5.7x

Research Summary and Analyst Commentary

(all figures in US$)				Sales ('000s)		EBITDA ('000s)		EPS	
Firm	Date	Recommendation	Target Price	2010E	2011E	2010E	2011E	2010E	2011E
Raymond James Ltd.	07-May-10	Outperform	$10.00	4,964	5,730	723	990	$0.50	$0.90
Desjardins Securities(1)	07-May-10	Buy	9.79	5,500	7,500	n/a	n/a	0.50	1.37
TD Newcrest	07-May-10	Hold	8.50	n/a	n/a	595	982	0.39	0.97
Davenport & Company	07-May-10	Neutral	7.00	5,050	5,496	564	687	0.42	0.62
BMO Capital Markets(2)	06-May-10	Outperform	10.93	5,066	6,518	643	1,104	0.53	1.25
CIBC World Markets	06-May-10	Sector Outperform	10.50	5,096	5,996	516	841	0.41	0.90
Citigroup Global Markets	06-May-10	Buy	10.00	5,037	6,412	588	1,033	0.44	1.05
Bank of America	06-May-10	Underperform	8.00	5,011	5,517	560	725	0.35	0.60
Average			**$9.34**	**5,103**	**6,167**	**598**	**909**	**$0.44**	**$0.96**

Steel Price Uncertainty

- Our latest thoughts on the steel industry remain unchanged. Scrap prices have started to decline over recent weeks, which could lead to a decline in steel prices. For certain steel-related equities, such as GNA, an uninspiring steel price environment is already more than reflected in the share price.

  –CIBC World Markets (Michael Willemse), May 6, 2010

Growth Prospects

- Looking forward, the company said, "...we were able to benefit from a generally better than expected demand for our products during the quarter. We believe our customers are beginning to feel more confident in the U.S. economic recovery and this is translating into better activity in our end-markets...Looking ahead, we believe that demand will continue to slowly improve during the second quarter as confidence in the recovery gradually grows and we continue to feel the effects of normal seasonality."

  –BMO Capital Markets (Randy Cousins), May 6, 2010

- Gerdau management sees gradual improvement throughout 2010 given low customer inventory levels and recent momentum in steel shipments and price realizations. Customers are beginning to feel more confident in the US economic recovery, which is translating into better steel product order activity. In response, GNA is adding additional shifts to meet near term demand. Steel and fabrication backlogs have grown to the highest levels since 4Q08. Steel shipments are expected to increase less than 5% sequentially in 2Q10 as customer pre-buying in 1Q10 partially offsets the positive seasonal impact. Scrap costs are expected to rise 10-15% in 2Q10 but management expects metal spreads to be flat. Maintenance downtime is expected to reach a high point in 3Q.

  –Bank of America Merrill Lynch (Kuni Chen), May 6, 2010

Cost Cutting Initiatives

- GNA continued to demonstrate impressive manufacturing cost containment with a manufacturing cost of $274/ton. Highlighting GNA's cost cutting efforts, the last time the company achieved such low manufacturing costs was in 3Q07 ($273/ton) when estimated utilization rates were 84% vs 59% in 1Q.

  –Citigroup Global Markets (Brian Yu), May 6, 2010

- We estimate Gerdau management has successfully reduced fixed costs over the past four fiscal quarters on a sustainable basis by 20% compared with previous operating periods. This structural operating cost improvement provides Gerdau's shareholders with substantial earnings leverage to rising shipment volumes through 2010 and 2011 as the US industrial sector recovers.

  –Desjardins Securities (Vishal Gupta), May 7, 2010

16

(1) Converted to US$ from published target price of C$10.30

(2) Converted to US$ from published target price of C$11.50

RBC Capital Markets®

Preliminary Financial Analysis SECTION III

Scope of Review

- RBC has reviewed and relied upon, among other things, the following information received from Assist
  - audited financial statements of the Company for each of the five years ended December 31, 2005 through 2009
  - internal management financial information for each of the fiscal years ended December 31, 2007 through 2009 and the year-to-date period ending March 31, 2010
  - annual reports of the Company for each of the two years ended December 31, 2008 and 2009
  - annual information forms of the Company for each of the two years ended December 31, 2008 and 2009
  - unaudited projected financial statements for the Company on a consolidated basis and segmented by operating segment prepared by management of the Company for the years ending December 31, 2010 through 2012
  - internal executive and board presentations regarding the Company's strategic plan, acquisition history, financial and operating performance
  - discussions with senior management of the Company, including the President and Chief Executive Officer and the Vice President, Finance and Chief Financial Officer
  - site visits to certain of the Company's facilities (Cartersville, Georgia mill)
  - public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant
  - public information with respect to other transactions of a comparable nature considered by us to be relevant;
  - public information regarding the steel manufacturing industry
  - such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances

18

RBC Capital Markets®

Approach to Financial Assessment RBC has relied primarily on a discounted cash flow analysis (“DCF”) approach to assessing the value of the Shares RBC has also reviewed multiples paid in precedent transactions in the steel manufacturing sector, however, less reliance was placed on this methodology because -multiples paid tend to vary considerably over a cycle -there were no recent directly comparable transactions RBC has also reviewed the trading multiples of comparable public companies, however these multiples typically reflect a “minority discount“value as opposed to an “en bloc“value which is the required approach under MI 61-101 RBC has also review premiums paid in go-private transactions in Canada

Management Forecast Considerations Management provided RBC with a forecast for the years ending December 31, 2010 through 2012 -Cyclicality -In 2009 the steel industry experienced a severe decline in the demand of steel products -Management expects 2010 to mark the beginning of a gradual recovery in steel demand driven by -Unusually low inventory levels throughout the supply chain -Increased infrastructure spending supported by government stimulus which has been distributed but not yet spent -Increased investment in power generation assets (nuclear and renewable) -Volumes -The forecast projects volume year-over-year growth of ~24% in 2010, moderating to ~12% in 2011, and ~11% in 2012 -The first quarter of 2010 has delivered financial results in excess of management’s forecast -Metal spreads -Defined as the difference between the selling price of steel products and scrap cost -In the forecast period, metal spreads are projected to remain broadly in line with the average spread in the 2004 —2008 period -Mill Manufacturing Costs -Represent primarily variable costs associated with the conversion of metal scrap to steel products -Assist has implemented cost cutting initiatives resulting in $55/ ton savings in 2009 and additional $14 / ton of additional savings in 2010 (before adjusting for volume impacts)

Approach to DCF Forecast RBC prepared a five year “base case“forecast for purposes of our discounted cash flow analysis -RBC relied upon management’s forecast for 2011 and 2012 -Capital expenditures and working capital assumptions adjusted after discussions with management -RBC adjusted management’s forecast for 2010 upward given better than expected volume shipments in Q1 2010 that are expected to continue throughout the year -EBITDA increased from $450mm to $619mm -Revised 2010E EBITDA of $619mm consistent with consensus analystestimates RBC projected 2013 and 2014 results based on a review of historical results and discussions with management -2014 assumed to be peak year with results and operating metrics benchmarked against previous peak year results in 2008 Terminal year forecast estimated to approximate “average over cycle“results, based on those achieved in the 2004 to 209 period (inclusive of proforma adjustments for the Chaparral acquisition) RBC considered the Company’s average 2004 to 2009 and 2004 to 2008 results as a benchmark for past cycle performance -Proforma adjustments made to historical reported results for Chaparral acquisition in September 2007 including synergies of $100 million -Less consideration of results prior to 2004 due to limited information available on Chaparral

Preliminary Base Case Forecast

- All numbers prior to 2008 are pro-forma the Chaparral transaction, except for Mill Manufacturing Costs and Metal Spreads

		Actual							Company 6Q Model and RBC Forecast					
(US$)		2004A	2005A	2006A	2007A	2008A	2008 Adj.[1]	2009A	2010E	2011E	2012E	2013E	2014E	Term
Revenue	$ millions	$4,105.2	$5,199.9	$6,055.2	$7,109.8	$8,528.5	$9,507.8	$4,195.7	$5,122.6	$5,966.5	$6,713.0	$7,337.2	$8,123.3	$7,094.2
YoY growth			*26.7%*	*16.4%*	*17.4%*	*20.0%*	*33.7%*	*(50.8%)*	*22.1%*	*16.5%*	*12.5%*	*9.3%*	*10.7%*	*(12.7%)*
EBITDA (excl. Gallatin)[2]	$ millions	652.9	723.7	1,074.6	1,363.1	1,467.5	1,955.7	308.4	559.0	1,021.9	1,267.6	1,417.8	1,716.1	1,179.7
EBITDA Margin		*15.9%*	*13.9%*	*17.7%*	*19.2%*	*17.2%*	*20.6%*	*7.4%*	*10.9%*	*17.1%*	*18.9%*	*19.3%*	*21.1%*	*16.6%*
EBITDA per ton	$/ton	*82.8*	*86.0*	*121.6*	*148.3*	*176.4*	*209.1*	*58.0*	*82.9*	*142.7*	*160.0*	*167.2*	*189.2*	*143.9*
Cash Distribution from Gallatin	$ millions	82.8	115.8	101.6	62.1	41.8	41.8	11.8	60.0	69.1	89.1	90.0	100.0	80.0
EBITDA (including Gallatin)	$ millions	735.7	839.5	1,176.2	1,425.2	1,509.4	1,997.6	320.3	619.0	1,091.0	1,356.7	1,507.8	1,816.1	1,259.7
EBITDA Margin		*17.9%*	*16.1%*	*19.4%*	*20.0%*	*17.7%*	*21.0%*	*7.6%*	*12.1%*	*18.3%*	*20.2%*	*20.5%*	*22.4%*	*17.8%*
EBITDA per ton	$/ton	*93.3*	*99.8*	*133.1*	*155.0*	*181.4*	*213.6*	*60.3*	*91.8*	*152.4*	*171.2*	*177.8*	*200.2*	*153.6*
EBITDA (pro-forma synergies)[3]	$ millions	835.7	939.5	1,276.2	1,525.2	1,509.4	1,997.6	320.3	619.0	1,091.0	1,356.7	1,507.8	1,816.1	1,259.7
EBITDA Margin		*20.4%*	*18.1%*	*21.1%*	*21.5%*	*17.7%*	*21.0%*	*7.6%*	*12.1%*	*18.3%*	*20.2%*	*20.5%*	*22.4%*	*17.8%*
EBITDA per ton	$/ton	*106.0*	*111.7*	*144.4*	*165.9*	*181.4*	*213.6*	*60.3*	*91.8*	*152.4*	*171.2*	*177.8*	*200.2*	*153.6*
Shipments														
Mill external	ktons	7,128.5	7,353.6	7,687.1	7,785.7	6,895.7	7,863.0	4,237.8	5,645.2	5,839.0	6,461.5	6,913.8	7,397.8	6,700.0
Fabricated Steel external	ktons	755.8	1,057.1	1,152.3	1,407.2	1,424.1	1,490.2	1,075.7	1,100.4	1,321.2	1,462.5	1,564.9	1,674.4	1,500.0
Total Shipments	ktons	7,884.3	8,410.7	8,839.3	9,192.9	8,319.9	9,353.3	5,313.6	6,745.6	7,160.2	7,924.1	8,478.7	9,072.3	8,200.0
YoY growth			*6.7%*	*5.1%*	*4.0%*	*(9.5%)*	*1.7%*	*(36.1%)*	*27.0%*	*6.1%*	*10.7%*	*7.0%*	*7.0%*	*(9.6%)*
Metal Spread[4]														
Mill external	$/ton	$302.4	$345.2	$381.0	$421.0	$544.0	$530.0	$436.0	$400.2	$444.3	$443.3	$456.6	$479.5	$450.0
Fabricated Steel external	$/ton	411.7	527.1	576.0	662.0	810.0	763.0	744.0	673.5	784.1	838.4	861.1	898.9	850.0
Mill Manufact. Costs (incl. depr)[4]	$/ton	210.6	239.4	249.0	272.0	348.0	329.0	315.0	300.6	281.5	274.4	257.3	258.7	268.1
Mill Manufact. Costs (excl. depr)	$/ton	n/a	n/a	n/a	n/a	n/a	n/a	n/a	266.9	246.7	239.1	241.5	243.9	252.0

(1) Annualized first three quarters of 2008
(2) Not adjusted for synergies prior to the Chaparral acquisition
(3) EBITDA prior to 2008 is adjusted for $100mm of synergies
(4) Not adjusted for the Chaparral acquisition prior to 2008

22

RBC Capital Markets®

Key Operating Assumptions: Volume Shipped and Revenue Volume Shipped (tons) Revenue (1) Based on Proforma Chaparral transaction (2) Annualized based on YTD Q3 figures

Key Operating Assumptions: Metal Spreads Metal Spread — Mill External Steel Shipments Metal Spread — Fabricated Steel Shipments (1)Annualized based on YTD Q3 figures

Key Operating Assumptions: Mill Manufacturing Costs Mill Manufacturing Costs per ton (1)Annualized based on YTD Q3 figures (2)Dashed bars represent mil depreciation per ton (based on RBC estimates) and are added for comparative purpose

Key Operating Assumptions: EBITDA Margin and EBITDA $/ton EBITDA includes cash distributions from Gallatin EBITDA Margin EBITDA ($ per ton) (1) Based on Proforma Chaparral transaction including $100 MM in synergies (2) Annualized based on YTD Q3 figures

Discounted Cash Flow Assumptions Valuation Date: May 1st, 2010 Gallatin -Expected cash distribution from Assist’s 50% interest in Gallatin added to EBITDA -More work regarding Gallatin forecast required Pension treatment -Assist’s pension plans are underfunded by $354.4 million -The impact of this liability is reflected in the DCF analysis by subtracting pension cash contributions from the Company’s free cash flow -Assist has made a cash contribution of $75 million in 2009 and plans to contribute $71 million in 2010 -RBC has extended this contribution amount for the projected period till it covers the underfunded amount (~5 years) Cash Tax —NOL treatment -Assist has total net operating losses (“NOL”) of $560.9 million (split among US federal, US state and Canadian tax pools) -Some of the NOL carryforwards are subject to annual limitations -RBC has estimated annual NOL usage of $150mm per year in the forecast period -Company to provide information with respect to depreciation on assets for tax purposes Non-Operating / redundant assets -Assist owns two redundant land parcels associated with recently idled facilities with a total estimated value of approximately $12 million -A natural gas reserve deposit is currently estimated to be around $75 million in value -Company to provide reserve reports and drilling updates regarding natural gas reserves at certain Chaparral properties

Discounted Cash Flow Summary Unlevered Free Cash Flows Terminal For the year ending December 31, 2010 2011 2012 2013 2014 Value Revenue 5,122.6 5,966.5 6,713.0 7,337.2 8,123.3 7,094.2 YoY growth 22.1% 16.5% 12.5% 9.3% 10.7% (12.7%) Cost of Goods Sold (4,251.1) (4,622.2) (5,112.6) (5,574.9) (6,049.7) (5,561.4) As % of revenue 83.0% 77.5% 76.2% 76.0% 74.5% 78.4% SG&A Expense (312.5) (322.4) (332.8) (344.5) (357.5) (353.2) Cash Distribution from Gallatin 60.0 69.1 89.1 90.0 100.0 80.0 EBITDA 619.0 1,091.0 1,356.7 1,507.8 1,816.1 1,259.7 EBITDA Margin 12.1% 18.3% 20.2% 20.5% 22.4% 17.8% — - — - — - Cash taxes (70.2) (227.3) (311.9) (373.5) (515.0) (370.9) Capital expenditures (175.2) (200.1) (201.2) (225.0) (225.0) (200.0) Non-cash working capital 74.6 (138.9) (136.6) (126.6) (143.3) (14.4) Pension cash contribution (71.1) (71.1) (71.1) (71.1) (70.1) - Unlevered free cash flow available for discounting $377.2 $453.7 $635.8 $711.6 $862.8 $674.4 WACC EBITDA Multiple 11.9 5.0x 5.5x 6.0x 6.5x 7.0x 10.00% $10.59 $11.52 $12.44 $13.37 $14.30 10.50% $10.34 $11.24 $12.15 $13.06 $13.97 11.00% $10.09 $10.98 $11.87 $12.75 $13.64 11.50% $9.85 $10.72 $11.59 $12.46 $13.33 12.00% $9.61 $10.46 $11.32 $12.17 $13.02 WACC Perpetual Growth Rate 11.2 0.00% 0.50% 1.00% 1.50% 2.00% 10.00% $11.95 $12.40 $12.89 $13.44 $14.06 10.50% $11.20 $11.59 $12.01 $12.49 $13.03 11.00% $10.51 $10.85 $11.23 $11.64 $12.11 11.50% $9.88 $10.18 $10.52 $10.88 $11.29 12.00% $9.31 $9.58 $9.87 $10.19 $10.54 Annual EBITDA change in each year ($200) ($100) $- $100 $200 $9.07 $10.47 $11.87 $13.26 $14.66 EBITDA change in terminal year ($200) ($100) $- $100 $200 $10.17 $11.02 $11.87 $12.71 $13.56 Annual EBITDA change in each year ($200) ($100) $- $100 $200 $8.20 $9.71 $11.23 $12.74 $14.26 EBITDA change in terminal year ($200) ($100) $- $100 $200 $9.30 $10.26 $11.23 $12.19 $13.16

WACC Analysis Beta Analysis Levered Debt / Tax Unlevered Company Beta(1) Total Cap.(2) Rate Beta Nucor Corporation 1.44 11.4% 35.0% 1.32 Commercial Metals Company 2.04 27.0% 35.0% 1.65 Steel Dynamics Inc. 2.01 28.2% 35.0% 1.60 Assist 1.91 31.9% 35.0% 1.46 Arcelor Mittal 1.90 30.2% 35.0% 1.48 United States Steel Corp. 1.90 24.6% 35.0% 1.57 AK Steel Holding Corp. 2.23 30.8% 39.0% 1.75 Average 1.92 26.3% 35.6% 1.55 WACC Sensitivity Unlevered Beta 1.35 1.45 1.55 1.65 1.75 20.0% 10.0% 10.5% 10.9% 11.4% 11.8% 22.5% 9.9% 10.4% 10.9% 11.3% 11.8% 25.0% 9.9% 10.4% 10.8% 11.3% 11.7% 27.5% 9.9% 10.3% 10.8% 11.2% 11.7% Debt / Total Capital 30.0% 9.8% 10.3% 10.7% 11.2% 11.6% WACC Calculation Assist WACC Calculation Debt 25% Equity 75% Debt / Equity 33% Unlevered Beta 1.55 Relevered Beta 1.88 Risk Premium 5.0% Risk Free Rate(3) 3.58% Cost of Equity 13.0% Pre-Tax Cost of Debt 6.5% Tax Rate 35.0% After-Tax Cost of Debt 4.2% WACC (Nominal) 10.8% (1)5 year weekly observations from Bloomberg (2)Based on 5 year average capital structure (using quarterly data observations) (3)Yield on 10 year U.S. treasuries (Source: Federal Reserve)

Precedent Transaction Analysis (US$ millions, unless noted otherwise) EV / EV / Price / LTM LTM Ann. Equity Enterprise Enterprise Value / LTM Ton of LTM Tons Book EBITDA / EBITDA Date Target Acquiror Value Value Revenue EBITDA EBIT Capacity Shipped Value Ton Margin (US$) (US$) (US$) Mini Mill 16-Jun-08 Bayou Steel Corp. Arcelor Mittal n/a $475 1.4x n/a n/a n/a $931 n/a n/a n/a 20-May-08 Esmark Inc. Severstal International $772 $1,006 0.8x nmf nmf $402 $950 1.2x $32 2.7% 14-Mar-08 IPSCO (N.A. Tubular Assets) (1) Evraz Group S.A. n/a $4,025 1.7x 9.6x 17.5x $1,660 $2,683 n/a $280 17.5% 09-Dec-07 Claymont Steel Holdings, Inc. Evraz Group S.A. $422 $573 1.7x 8.3x 10.8x $1,155 $1,348 nmf $163 20.8% 10-Jul-07 Chaparral Steel Company Gerdau Ameristeel $4,159 $4,003 2.3x 8.6x 9.6x $1,483 $1,763 4.5x $205 27.1% 03-May-07 IPSCO Inc. SSAB Svenskt $7,573 $8,213 2.1x 8.0x 8.8x $1,910 $1,985 3.2x $249 26.4% 20-Nov-06 Oregon Steel Mills Evraz Group $2,276 $2,310 1.6x 7.2x 8.4x $1,216 $1,423 3.3x $197 21.8% 18-Oct-05 Roanoke Electric Steel Steel Dynamics $245 $281 0.5x 3.4x 4.2x $375 $375 1.4x $110 14.8% Average 1.5x 7.5x 9.9x $1,171 $1,432 2.7x $177 18.7% Average ex. high and low 1.6x 8.0x 9.4x $1,183 $1,400 2.6x $185 20.3% Median 1.6x 8.1x 9.2x $1,216 $1,385 3.2x $197 20.8% Integrated 21-Mar-08 ISG Sparrows Point LLC (2) Severstal International n/a $810 0.5x nmf nmf $225 $351 n/a $10 1.5% 18-Nov-07 Quanex Corp. Gerdau S.A. $1,475 $1,386 0.7x 4.9x 6.8x $967 $1,066 1.7x $216 13.7% 26-Aug-07 Stelco Inc. United States Steel $1,107 $1,866 0.8x nmf nmf $381 $545 nmf nmf nmf 29-Apr-07 Grupo Imsa Ternium S.A. $1,727 $3,172 0.9x 6.8x 9.0x $793 $1,027 3.2x $150 13.0% 15-Apr-07 Algoma Steel Essar Global C $1,839 C $1,641 0.8x 4.3x 5.1x $506 $595 2.1x $139 19.6% 30-Jan-07 Corus Group Tata Steel $12,113 $13,022 0.7x 9.0x 14.2x $422 $568 1.7x $58 7.9% 20-Dec-06 Sicartsa Arcelor Mittal $900 $1,439 n/a 6.2x n/a $527 $527 n/a $85 n/a 25-Jun-06 Arcelor Mittal €26,938 €28,723 0.9x 5.4x 7.0x $543 $829 1.7x $151 16.0% 24-Jan-06 Dofasco Inc. (3) Arcelor C $5,663 C $6,441 0.9x 7.2x 12.4x n/a $799 2.5x $111 11.8% 24-Oct-05 KryvorizhStal (4) Mittal Steel Company N.V. $5,149 $4,736 2.5x 8.6x 9.4x $789 $789 n/a $92 29.0% 03-Oct-05 Eregli Iron and Steel Works Co. (5) Oyak Group $6,006 $6,244 1.9x 7.2x 11.7x n/a $840 1.8x $116 25.9% 18-May-05 Hylsamex S.A. de C.V. Techint Group $2,253 $2,802 1.1x 3.3x 3.9x n/a $897 1.4x $264 33.6% 14-Jan-05 Hunan Valin Iron & Steel Group Co. (6) Mittal Steel Company N.V. $845 $1,146 0.5x 4.6x 7.2x $135 $183 1.1x $40 10.3% 25-Oct-04 International Steel Group Inc. Ispat International N.V. $4,421 $4,590 0.6x 6.2x 7.5x $229 $302 3.2x $49 9.4% Average 1.0x 6.2x 8.6x $502 $666 2.0x $114 16.0% Average ex. high and low 0.9x 6.1x 8.5x $491 $672 2.0x $110 15.6% Median 0.8x 6.2x 7.5x $506 $692 1.7x $111 13.3% (1) Concurrently with the acquisition, Evraz sold a portion of the U.S. assets to TMK for US$1.2bn. In 2009, Evraz sold the remaining U.S. assets to TMK for US$0.5bn. (2) EV / EBITDA multiple calculated based on normalized EBITDA. (2) Values and metrics are calculated based on transaction value which excludes value of QCM of approximately C$1.5 billion. (3) Mittal purchased a 93.02% stake in KryvorizhStal, values shown are en bloc. (3) Oyak purchased a 46.12% stake in Erdemir, values shown are en bloc. EV and EBITDA per ton measures include shipments and EBITDA from flat products (tin, galv, rolled, plate) as well other products. (4) Mittal purchased 37.17% of the shares of Hunan, values shown are en bloc.

Transaction Multiples at Various Prices (US$ millions unless otherwise stated) Implied Multiples at Various Purchase Prices — En Bloc Values Management Forecast EV / EV / EV / Ton Purchase Implied Equity Minority Enterprise EBITDA EV/EBITDA Ton of Shipped Price Premium Value Equity Val. Value LTM 2010E 2011E Capacity LTM Metric(1) $395 $619 $1,091 12,000 5,609 (2) 0.0% $7.43 $3,235 $1,086 $5,017 12.7x 8.1x 4.6x $418 $894 8.00 7.7% $3,484 1,169 5,266 13.3x 8.5x 4.8x $439 $939 9.00 21.1% $3,920 1,315 5,702 14.4x 9.2x 5.2x $475 $1,016 10.00 34.6% $4,356 1,461 6,138 15.5x 9.9x 5.6x $511 $1,094 10.50 41.3% $4,574 1,534 6,356 16.1x 10.3x 5.8x $530 $1,133 11.00 48.0% $4,792 1,607 6,574 16.6x 10.6x 6.0x $548 $1,172 11.50 54.8% $5,010 1,680 6,792 17.2x 11.0x 6.2x $566 $1,211 12.00 61.5% $5,228 1,753 7,010 17.7x 11.3x 6.4x $584 $1,250 12.50 68.2% $5,446 1,826 7,228 18.3x 11.7x 6.6x $602 $1,289 13.00 75.0% $5,664 1,900 7,446 18.8x 12.0x 6.8x $621 $1,327 13.50 81.7% $5,882 1,973 7,664 19.4x 12.4x 7.0x $639 $1,366 14.00 88.4% $6,101 2,046 7,883 19.9x 12.7x 7.2x $657 $1,405 (1) Based on company forecasts, 2010 adjusted by RBC (2) $7.43 as of close on May 7, 2010

Go-Private Premiums

- Since January 2000, there have been 30 transactions in the Canadian equity market where controlling shareholders successfully acquired publicly traded minority interests with an implied en bloc value greater than $500 million
  - The mean and median premiums paid based on the closing share price on the day immediately prior to announcement of the transaction were 22% and 21%, respectively
  - The mean and median premiums paid based on the closing share price 30 days prior to announcement of the transaction were each 28%

Precedent Premiums in Going Private Transactions

Date of Announcement	Target/Purchaser	Industry	Premium 1-Day	Premium 30-Day	Premium 60-Day
29-Jul-08	Fording / Teck Cominco	Mining	12%	7%	44%
18-Mar-08	Royal Utilities Income Fund / Sherritt International Corp.	Utilities	26%	29%	24%
04-Mar-08	Spectra Energy Income Fund / Westcoast Energy Inc	O&G	14%	24%	23%
29-Jun-07	CCS Income Trust / David Werklund & Investor Group	O&G	21%	20%	31%
25-May-07	CanWest Media Works / CanWest Global Comm.	Telecom	7%	4%	8%
26-Apr-07	Sobeys / Empire Corporation	Food Services	53%	45%	38%
26-Feb-07	St. Lawrence Cement / Holcim Group	Construction	12%	27%	26%
06-Nov-06	Four Seasons / Kingdom Hotels, Triples Holdings & Cascade Inv.	Hotels, Resorts and Cruise Lines	28%	31%	30%
23-Oct-06	Shell Canada / Royal Dutch	O&G	37%	30%	15%
11-Oct-06	Bell Nordiq / Bell Aliant	Telecom	6%	7%	11%
09-Mar-05	Falconbridge / Noranda	Mining	10%	31%	37%
11-Nov-04	Rogers Wireless / Rogers Communications	Telecom	16%	26%	26%
25-Oct-04	Tesma International Inc/Magna Intl.	Automotive	28%	28%	10%
25-Oct-04	Decoma International Inc/Magna Intl.	Automotive	27%	22%	1%
25-Oct-04	Intier Automotive Inc/Magna Intl.	Automotive	31%	31%	28%
29-Aug-03	Cara Operations / Cara Holdings Ltd (Phelan Family)	Food Services	45%	43%	47%
19-Mar-03	DuPont Canada / Dupont EI de Nemours & Co.	Chemicals	22%	4%	0%
26-Mar-02	Trilon Financial / Brascan Corporation	Financial	3%	7%	11%
21-Aug-01	Oxford Properties / OMERS	Real Estate	25%	36%	33%
12-Jun-01	Rogers Wireless / Rogers Communications	Telecom	25%	47%	45%
30-Apr-01	Cominco / Teck	Mining	16%	55%	52%
02-Feb-01	BAE Systems Canada / Investor Group	Aerospace	17%	25%	14%
12-Jan-01	Bentall / SITQ (Caisse)	Real Estate	17%	25%	14%
12-Dec-00	Great Lakes Power Inc. / Brascan Corp.	Utilities	-5%	-6%	-6%
11-Aug-00	AEC Pipelines / Alberta Energy	Utilities	31%	29%	28%
02-Aug-00	Desjardins Laurentian Financial Corp / La Confederation	Financial	40%	35%	55%
24-Jul-00	Gentra / Brookfield	Real Estate	21%	22%	22%
17-Jul-00	Canadian Satellite Communications / Shaw	Cable	26%	54%	78%
25-May-00	Cambridge Shopping Centres / Ivanhoe III	Real Estate	21%	47%	43%
15-Feb-00	Teleglobe / BCE	Telecom	20%	59%	36%
	Average		**22%**	**28%**	**27%**
	Median		**21%**	**28%**	**27%**

Source: RBC Database, selected transactions with en bloc value greater than $500mm

32

RBC Capital Markets®

Other Information Appendix A

Comparable Company Analysis Share Equity EV / Enterprise Value / EBITDA EV / Ton of EV / LTM Price / Earnings LTM EBITDA Company Price (1) Value EV LTM Sales LTM 2010E 2011E Capacity Ton Shipped 2010E 2011E Margin (Local) (US$) (US$) Mini-Mill Comparables Nucor Corporation $44.90 14,164 14,880 1.2x nmf 8.9x 5.4x $447 $946 25.8x 11.6x 5.8% Commercial Metals Company $14.52 1,667 2,676 0.5x nmf 13.5x 5.0x $368 $959 nmf 9.0x 0.7% Steel Dynamics Inc. $14.87 3,245 5,414 1.2x 9.2x 6.2x 4.7x $703 $1,167 10.8x 7.3x 12.5% Average 6,359 7,657 0.9x 9.2x 9.5x 5.1x $506 $1,024 18.3x 9.3x 6.3% Median 3,245 5,414 1.2x 9.2x 8.9x 5.0x $447 $959 18.3x 9.0x 5.8% Integrated Steel Comparables Arcelor Mittal $33.80 70,908 67,268 1.0x 13.1x 6.1x 4.4x $469 $797 14.0x 7.7x 7.5% United States Steel Corp. $52.22 8,038 8,844 0.7x nmf 6.5x 3.9x $279 $515 29.0x 9.0x nmf AK Steel Holding Corp. $15.50 1,707 1,872 0.4x 6.1x 4.7x 3.4x $288 $412 17.5x 8.8x 6.7% Average 26,884 25,995 0.7x 9.6x 5.8x 3.9x $345 $575 20.2x 8.5x 7.1% Median 8,038 8,844 0.7x 9.6x 6.1x 3.9x $288 $515 17.5x 8.8x 7.1% Assist $7.43 3,235 5,017 1.2x 12.7x 8.0x 5.3x $418 $894 17.8x 7.8x 9.2% (1) Share price as at May 7, 2010

History of Assist 1999 Goal acquires an indirect majority interest in AmeriSteel Corporation (owner of four mini-mills and downstream operations) September 2006 Assist acquires Pacific Coast Steel for US$104m Key Company Milestones Source:Company filings

Shareholder Analysis

Shareholder Summary

Shareholder Information	Shares ('000s)	Value[1] (US$ MM)	% of Equity Ownership
I. Inside Holders[2]			
Gerdau S.A.	287,375	$2,135	66%
Directors and Officers	7,591	56	2%
Total Insider Holders	**294,966**	**$2,192**	**68%**
II. Institutional Holders[3]			
Goodman & Company, Investment Counsel	19,645	146	5%
I. G. Investment Management, Ltd.	14,453	107	3%
Scheer, Rowlett & Associates Investment Management Ltd.	8,109	60	2%
Harris Investment Management, Inc.	6,656	49	2%
Tetrem Capital Management Ltd.	4,001	30	1%
Norges Bank	3,977	30	1%
Franklin Advisory Services, LLC	3,819	28	1%
CIBC Global Asset Management Inc.	3,811	28	1%
Natcan Investment Management Inc.	3,682	27	1%
Leith Wheeler Investment Counsel Ltd.	2,705	20	1%
Other Institutional Investors	25,961	193	6%
Total Institutional Holders[4]	**96,820**	**$719**	**22%**
III. Retail Investors and Others	**41,707**	**$310**	**10%**
Basic Shares Outstanding[5]	**433,493**	**$3,221**	**100%**

Shares Traded – October 2009 to Present[6]



Current Price:
US$7.43
100%
80%
60%
40%
20%
0%
5%
5%
59%
64%
31%
95%
5%
100%
$6.00 - $7.00
$7.01 - $8.01
$8.02 - $9.02
$9.03 - $10.03
% of Total
Cumulative %

Shareholder Composition



Insiders
2%
Retail
10%
Institutional
22%
Goal
66%

(1) Share price as of May 7, 2010
(2) Source: SEDI as of May 7, 2010 & shareholder lists received from management
(3) Source: Thomson Reuters as of May 7, 2010 and shareholder lists received from management
(4) Based on estimate from CDS participant list
(5) Source: Q1 2010 Filings
(6) Represents one turn of the float

36

RBC Capital Markets®

Preliminary Base Case Forecast and Averages (1/2)

	Actual											Company 6Q Model & RBC Forecast						
	2004	2005	2006	2007	2008	Avg 04-08	Adj. Avg[2] 04-08	Adj. 2008[3]	2009	Avg 04-09	Adj. Avg[2] 04-09	2009*	2010*	2011*	2012*	2013*	2014*	Term
Assist Standalone																		
Mill external revenue ($ millions)	2,175	2,738	3,104	3,980	6,096	3,618	4,240	6,927	2,700	3,465	4,020	2,489	3,428	3,857	4,339	4,754	5,274	4,532
Fabricated steel revenue	454	746	887	1,251	1,638	995	1,166	1,660	1,017	999	1,159	1,108	990	1,331	1,569	1,719	1,908	1,625
Other products revenue	237	211	268	356	501	315	369	583	307	313	364	598	705	779	804	864	941	938
Freight[1]	144	203	204	219	293	213	249	337	173	206	239	-	-	-	-	-	-	-
Net Sales ($ millions)	3,010	3,897	4,464	5,807	8,528	5,141	6,024	9,508	4,196	4,984	5,782	4,195	5,123	5,967	6,713	7,337	8,123	7,094
Growth % (YoY)	56.1%	29.5%	14.6%	30.1%	46.9%	35.4%		63.7%	-50.8%	21.0%		0.0%	22.1%	16.5%	12.5%	9.3%	10.7%	-12.7%
External steel shipments (ktons)																		
Mill division	5,180	5,230	5,401	6,144	6,896	5,770		7,863	4,238	5,515		4,194	5,645	5,839	6,462	6,914	7,398	6,700
Growth % (YoY)	4.9%	1.0%	3.3%	13.8%	12.2%	7.0%		28.0%	-38.5%	-0.6%		-1.0%	34.6%	3.4%	10.7%	7.0%	7.0%	-9.4%
Fabricated division	756	1,057	1,152	1,407	1,424	1,159		1,490	1,076	1,145		1,085	1,100	1,321	1,463	1,565	1,674	1,500
Growth % (YoY)	19.8%	39.9%	9.0%	22.1%	1.2%	18.4%		5.9%	-24.5%	11.3%		0.8%	1.4%	20.1%	10.7%	7.0%	7.0%	-10.4%
Total steel shipments	5,936	6,287	6,553	7,551	8,320	6,929		9,353	5,314	6,660		5,279	6,746	7,160	7,924	8,479	9,072	8,200
Growth % (YoY)	6.6%	5.9%	4.2%	15.2%	10.2%	8.4%		23.9%	-36.1%	1.0%		-0.6%	27.8%	6.1%	10.7%	7.0%	7.0%	-9.6%
Wght-Avg Selling Price ($/ton)																		
Mill external steel shipments	491.8	523.4	575.0	648.0	884.0	624.4	731.6	881.0	637.0	626.5	726.9	607.9	626.2	667.8	678.0	694.1	719.8	683.2
Fabricated steel shipments	601.1	705.4	770.0	889.0	1,150.0	823.1	964.4	1,114.0	945.0	843.4	978.5	1,021.1	899.5	1,007.6	1,073.1	1,098.6	1,139.3	1,083.2
Combined weighted average	510.7	562.4	618.4	705.7	940.3	667.5	782.1	926.0	721.3	676.4	784.8	735.2	687.4	755.0	783.0	801.6	831.2	788.7
Growth % (YoY)	56.0%	10.1%	10.0%	14.1%	33.3%	24.7%		31.2%	-23.3%	16.7%		1.9%	-6.5%	9.8%	3.7%	2.4%	3.7%	-5.1%
Scrap Charged ($/ton)	189.3	178.3	194.0	227.0	340.0	225.7	264.5	351.0	201.0	221.6	257.1	201.4	226.0	223.5	234.7	237.5	240.4	233.2
Growth % (YoY)	71.5%	-5.8%	8.8%	17.0%	49.8%	28.3%		54.6%	-40.9%	16.7%		0.2%	12.2%	-1.1%	5.0%	1.2%	1.2%	-3.0%
Metal Spread ($/ton)																		
Mill division	302.4	345.2	381.0	421.0	544.0	398.7	467.2	530.0	436.0	404.9	469.8	406.5	400.2	444.3	443.3	456.6	479.5	450.0
Growth % (YoY)	53.0%	14.1%	10.4%	10.5%	29.2%	23.4%		25.9%	-19.9%	16.2%		-6.8%	-1.6%	11.0%	-0.2%	3.0%	5.0%	-6.1%
Fabricated division	411.7	527.1	576.0	662.0	810.0	597.4	699.9	763.0	744.0	621.8	721.4	819.7	673.5	784.1	838.4	861.1	898.9	850.0
Growth % (YoY)	n/a	28.0%	9.3%	14.9%	22.4%			15.3%	-8.1%	0.0%		10.2%	-17.8%	16.4%	6.9%	2.7%	4.4%	-5.4%
Manufacturing Costs ($/ton)																		
Mill division (incl. Dep)	210.6	239.4	249.0	272.0	348.0	263.8	309.1	329.0	315.0	272.3	315.9	321.7	300.6	281.5	274.4	257.3	258.7	268.1
Growth % (YoY)	18.4%	13.7%	4.0%	9.2%	27.9%	14.7%		21.0%	-9.5%	10.6%		2.1%	-6.6%	-6.4%	-2.5%	-6.2%	0.5%	3.6%
Mill division (excl. Dep)	n/a	n/a	n/a	n/a	n/a							277.3	266.9	246.7	239.1	241.5	243.9	252.0
Growth % (YoY)													-3.8%	-7.6%	-3.1%	1.0%	1.0%	3.3%
Fabrication division (excl. Dep)	n/a	n/a	n/a	n/a	n/a							106.7	104.0	96.2	99.0	100.0	101.0	104.4
Growth % (YoY)													-2.6%	-7.5%	3.0%	1.0%	1.0%	3.3%
SG&A ($ millions)	109.4	125.6	191.8	198.0	253.2	176	206	251	289	194	226	289	313	322	333	344	358	353
As % of Revenue	3.6%	3.2%	4.3%	3.4%	3.0%	3.5%		2.6%	6.9%	4.1%		6.9%	6.1%	5.4%	5.0%	4.7%	4.4%	5.0%
% Growth	34.1%	14.8%	52.7%	3.3%	27.9%			26.9%	14.9%			-	8.3%	3.2%	3.2%	3.5%	3.8%	-1.2%
EBITDA ($ millions)	527	621	756	1,049	1,509	893	1,046	1,998	320	797	925	318	619	1,091	1,357	1,508	1,816	1,260
EBITDA %	17.5%	15.9%	16.9%	18.1%	17.7%	17.2%		21.0%	7.6%	15.6%		7.6%	12.1%	18.3%	20.2%	20.5%	22.4%	17.8%
EBITDA ($/ton)	89	99	115	139	181	125	146	214	60	114	132	60	92	152	171	178	200	154

(1) Freight revenues are not segmented for 2002 and 2003, 2009* and after are corporate adjustments

(2) Inflation adjusted to 2014 at 2%

(3) Annualized first three quarters of 2008

* Based on 6Q Financial Model & RBC Forecast

Source: Company Filings

37

RBC Capital Markets®

Preliminary Base Case Forecast and Averages (2/2)

	Actual											Company 6Q Model & RBC Forecast						
	2004	2005	2006	2007	2008	Avg 04-08	Adj. Avg[2] 04-08	Adj. 2008[3]	2009	Avg 04-09	Adj. Avg[2] 04-09	2009*	2010*	2011*	2012*	2013*	2014*	Term
Chaparral Key Statistics																		
Volume Shipped (ktons)	1,949	2,123	2,286	1,642														
Avg. Selling price per ton	-	563.19	642.73	759.11														
Revenue ($ millions)	1,095	1,303	1,591	1,303														
EBITDA	208	219	420	376														
EBITDA Margin %	19.0%	16.8%	26.4%	28.9%														
EBITDA ($/ton)	107.0	103.0	183.7	229.2														
Proforma Assist / Chaparral																		
Volume Shipped (ktons)	7,884	8,411	8,839	9,193	8,320	8,529	9,994	9,353	5,314	7,993	9,273	5,279	6,746	7,160	7,924	8,479	9,072	8,200
Avg. Selling price per ton	-	534.9	595.1	671.4	940.3			926.0	721.3			735.2	687.4	755.0	783.0	801.6	831.2	788.7
Revenue ($ millions)	4,105	5,200	6,055	7,110	8,528	6,200	7,264	9,508	4,196	5,866	6,805	4,195	5,123	5,967	6,713	7,337	8,123	7,094
EBITDA	736	840	1,176	1,425	1,509	1,137	1,332	1,998	320	1,001	1,161	318	619	1,091	1,357	1,508	1,816	1,260
EBITDA Margin %	17.9%	16.1%	19.4%	20.0%	17.7%	18.2%		21.0%	7.6%	16.5%	0.0%	7.6%	12.1%	18.3%	20.2%	20.5%	22.4%	17.8%
EBITDA Margin (incl. $100mm)	*20.4%*	*18.1%*	*21.1%*	*21.5%*	*17.7%*	*19.7%*												
EBITDA ($/ton)	93.3	99.8	133.1	155.0	181.4	132.5	155.3	213.6	60.3	120.5	139.8	60.3	91.8	152.4	171.2	177.8	200.2	153.6
EBITDA ($/ton) (incl. $100mm)	*106.0*	*111.7*	*144.4*	*165.9*	*181.4*	*141.9*	*166.2*	*213.6*	*60.3*	*128.3*	*148.8*							

(1) Freight revenues are not segmented for 2002 and 2003, 2009* and after are corporate adjustments

(2) Inflation adjusted to 2014 at 2%

(3) Annualized first three quarters of 2008

* Based on 6Q Financial Model & RBC Forecast

Source: Company Filings

38

RBC Capital Markets®